Exhibit 99.1

Unique Fabricating, Inc. Amends Third Quarter
Adjusted Diluted Earnings Per Share to $0.21

Auburn Hills, MI - November 17, 2015 -- Unique Fabricating, Inc. ("Unique” or the "Company”)(NYSE MKT: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial appliance market, today announced that it had made an error in the calculation of its Adjusted Diluted Earnings Per Share for the quarter ended October 4, 2015, and the result is the Adjusted Diluted Earnings Per Share should have been $0.03 higher than the $0.18 reported earlier today. The Company neglected to adjust for a one-time charge related to the early extinguishment in the principal amount of its senior subordinated note following its public offering. As a result, the correct Adjusted Diluted Earnings Per Share figure for the third quarter of 2015 is $0.21.

A revised and corrected table, reconciling GAAP to non-GAAP and including the adjustment for the one-time charge related to the early extinguishment in the principal amount of our senior subordinated note following our public offering, is included with this release.

All other reported financial results remain unchanged.

About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE MKT: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance market. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes including die cutting, thermoforming, compression molding and fusion molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.

Safe Harbor Statement
Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s 2015 Outlook to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,”

“outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about revenue and earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Prospectus, dated June 30, 2015 filed with the Securities and Exchange Commission pursuant to Rule 424(b) and in particular the Section entitled “Risk Factors” of the Prospectus, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the SEC. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

About Non-GAAP Financial Measures
We present Adjusted EBITDA and Adjusted Diluted Earnings Per Share in this press release to provide a supplemental measure of our operating performance. We believe that Adjusted EBITDA and Adjusted Diluted Earnings Per Share are useful performance measures used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. In addition, the financial covenants in our senior secured credit facility are based on Adjusted EBITDA, as presented in this press release, subject to dollar limitations on certain adjustments.

Investor Contact:
Hayden IR
Brett Maas/Rob Fink
646-536-7331/646-415-8972
ufab@haydenir.com

Source: Unique Fabricating, Inc.

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted Diluted Earnings Per Share

	Fourteen Weeks Ended October 4, 2015	Thirteen Weeks Ended September 28, 2014	Thirty-Nine Weeks Ended October 4, 2015	Thirty-Nine Weeks Ended September 28, 2014
GAAP Net income	$1,139,091	$846,669	$4,023,728	$3,007,937
Plus: Non-cash stock award	148,455	6,401	160,764	27,439
Plus: Non-recurring integration expenses	32,187	19,043	32,187	90,574
Plus: Non-recurring step-up of inventory basis to fair market value	90,043	13,634	90,043	383,970
Plus: Non-recurring IPO costs	230,000	—	230,000	—
Plus: Transaction fees	415,849	—	415,849	236,537
Plus: Debt extinguishment costs	386,552		386,552
Less: Tax Impact	(400,172)	(13,905)	(428,131)	(237,275)
Adjusted Net income	$2,042,005	$871,842	$4,910,992	$3,509,182

Diluted Weighted Average Shares Outstanding	9,662,118	6,767,043	7,959,948	6,767,043
Net income per share
Diluted - GAAP	$0.12	$0.13	$0.51	$0.44
Diluted - Adjusted	$0.21	$0.13	$0.62	$0.52